UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

October 18, 2013

EUROCAN HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

Nevada	333-149617	98-0471927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Union Square West, Suite 610, New York, NY	10003
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 18, 2013, the Registrant issued to Building 400 Ltd. a debenture securing a principal amount of $202,000 (the “Debenture”). The Debenture is unsecured and matures on December 31, 2018. Interest on the Debenture accrues at the simple rate of 5% per annum, due on maturity. The Registrant may prepay all or some of the Debenture at any time without penalty. Subject to compliance with applicable securities laws, the Debenture is assignable by its holder. The holder of the Debenture may, at any time, convert any amount owing under the Debenture into fully paid and non-assessable common shares of the Company at a conversion rate equal to one common share for each $0.01 owed.

In exchange for the Debenture, Building 400 Ltd. has released the Registrant from promissory notes securing $202,000 in debt plus accrued interest. The Registrant has not made any payment in respect of the debt secured by the released promissory notes.

The Board of Directors of the Registrant approved the Debenture and the transactions contemplated thereby after determining that the Debenture and the transactions contemplated thereby are fair to and in the best interests of the Registrant.

The description of the terms and conditions of the Debenture set forth herein does not purport to be complete and is qualified in its entirety by reference to the terms of the Debenture, which is filed as Exhibit 10.1 to this Current Report.

This document is not intended to provide any other factual information about the Registrant. Such information can be found in other public filings the Company makes with the SEC, which are available without charge at www.sec.gov.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Convertible Debenture dated October 18, 2013

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EUROCAN HOLDINGS LTD.

/s/ Michael Williams
Michael Williams
President & CEO
Date: October 18, 2013